Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Jim Pluntze
978-946-8611
jpluntze@navisite.com
NaviSite Special Committee Retains Raymond James & Associates, Inc. as its Independent
Financial Advisor
Andover, MA, July 26, 2010 — The Special Committee (the “Committee”) of the Board of Directors of NaviSite, Inc. (NASDAQ: NAVI) today announced that it has completed its selection process for a financial advisor and has retained Raymond James & Associates, Inc. to act as the Committee’s independent financial advisor.
As previously announced, the Committee was formed by the Board of Directors to consider the proposal from Atlantic Investors, LLC to purchase all of the outstanding shares of common stock of NaviSite not currently owned by Atlantic and alternatives to that proposal. The Committee, with the assistance of Raymond James, is considering Atlantic’s proposal and any alternatives thereto. The Committee cautions NaviSite’s stockholders and others considering trading in NaviSite’s securities that it has only received the Atlantic proposal and that no decisions have been made by the Board of Directors or the Committee with respect to NaviSite’s response to the proposal. There can be no assurance that any agreement will be executed or that this or any other transaction will be approved or consummated.
About NaviSite
NaviSite, Inc. (NASDAQ: NAVI) is the premier provider of complex hosting, application management and managed cloud services for enterprises. NaviSite provides a full suite of reliable and scalable managed services, including Application Services, industry-leading Enterprise Hosting, and Managed Cloud Services for enterprises looking to outsource IT infrastructure and lower their capital and operational costs. Over 1,400 customers depend on NaviSite for customized solutions, delivered through a global footprint of state-of-the-art data centers supported by approximately 600 professionals. For more information on NaviSite services, please visit www.navisite.com.

Forward Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations about future events. These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors. These include the uncertainties set forth in this press release regarding whether an acquisition of NaviSite will be consummated upon the terms proposed by Atlantic, or at all. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in NaviSite’s Securities and Exchange Commission filings and reports. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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